Exhibit 99.1

FOR IMMEDIATE RELEASE

Ameresco Reports Fourth Quarter and Full Year 2023 Financial Results

Awarded Project Backlog Conversion Drives Significant Q4 Revenue and Profit Growth
Record Total Project Backlog of nearly $4B, with $520M in New Awards in Q4
717 MWe of Assets in Development, with 63 MWe Placed into Operation in the Quarter
Guiding to 38% Adj. EBITDA Growth at the Midpoint for 2024
Full Year and Fourth Quarter 2023 Financial Highlights:
•Revenues of $1,374.6 million and $441.4 million
•Net income attributable to common shareholders of $62.5 million and $33.7 million
•GAAP EPS of $1.17 and $0.64
•Non-GAAP EPS of $1.26 and $0.69
•Adjusted EBITDA of $163.0 million and $54.9 million

FRAMINGHAM, MA - February 28, 2024 – Ameresco, Inc. (NYSE:AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced financial results for the fiscal quarter ended December 31, 2023. The Company also furnished supplemental information in conjunction with this press release in a Current Report on Form 8-K. The supplemental information, which includes Non-GAAP financial measures, has been posted to the “Investors” section of the Company’s website at www.ameresco.com. Reconciliations of Non-GAAP measures to the appropriate GAAP measures are included herein. All financial result comparisons made are against the prior year period unless otherwise noted.

CEO George Sakellaris commented, “Fourth quarter results represented a strong finish to a challenging year, demonstrating positive momentum that supports Ameresco’s long term growth trajectory. In addition to the considerable revenue and Adjusted EBITDA growth achieved in the quarter, we grew total project backlog nearly 50%, ending 2023 with a record $3.9 billion. We also grew our assets in development 35% to 717 MWe at the end of the year. Both of which provide a pathway for continued growth over the next several years. Despite the industry headwinds, specifically supply chain issues and administrative bottlenecks that caused the push-out of project revenues we noted last quarter, we are pleased to report that we converted and executed on a number of these previously-delayed projects contributing to the 40% increase in our fourth quarter Project revenues. Additionally, we have taken actions to streamline our organization and have considered these industry factors in our future planning and project scheduling. With respect to Energy Assets, we placed 63 MWe into operation in the fourth quarter, bringing our total operating Energy Assets to over 500 MWe.

“We continue to make great strides in growing our UK and European footprint. After a year of strong organic and acquisitive revenue growth of over 150%, this unit now accounts for over 10% of our total revenue. We believe this market remains highly fragmented and very economically attractive to Ameresco.

“Ameresco’s record backlog and asset pipeline metrics underscore the strength of our market positioning and our ability to continue to achieve substantial long-term growth in revenues and profitability. New awards in 2023 were approximately $2.2 billion, double last year’s $1.1 billion, and proposal activity remained at an all-time high. In 2023, our Energy Asset business continued to add high return assets to our development pipeline. During the year, we increased Ameresco-owned Assets in development by 199 MWe to 669 MWe, while also bringing 118 MWe into operation during the year.”

Fourth Quarter Financial Results
(All financial result comparisons made are against the prior year period unless otherwise noted.)

(in millions)	4Q 2023			4Q 2022
	Revenue	Net Income (1)	Adj. EBITDA	Revenue	Net Income (1)	Adj. EBITDA
Projects	$346.5	$27.2	$26.3	$247.1	$7.8	$15.5
Energy Assets	$43.9	$1.3	$23.3	$39.1	$7.0	$20.1
O&M	$24.4	$4.1	$3.4	$21.6	$2.0	$3.3
Other	$26.6	$1.1	$1.9	$23.9	$1.1	$2.3
Total (2)	$441.4	$33.7	$54.9	$331.7	$17.9	$41.2

(1) Net Income represents net income attributable to common shareholders
(2) Numbers in table may not sum due to rounding.

Total revenue was $441.4 million, a 33% increase, with double-digit growth across all four of our lines of business. Our Projects business experienced 40% revenue growth as the Company executed on a number of large contract conversions, some that had slipped from the previous quarter, and benefited from increased overall activity, including revenues related to the addition of the Enerqos acquisition in Italy earlier in the year. We also saw a benefit of approximately $40 million from faster implementation of active contracts. Energy Asset revenue increased 12.3% driven by continued growth in our operating asset portfolio and stronger RIN prices. O&M revenue was up 13.2% reflecting increased growth in our long-term contracts while Other revenue increased 11.4%. Gross margin of 16.8% declined due to an increase in the mix of larger, lower margin contracts. We continued to take advantage of clean energy tax incentives available under the Inflation Reduction Act, resulting in a larger than expected effective tax rate benefit of (67.0%). Net income attributable to common shareholders was $33.7 million. The GAAP results for 2023 reflect a non-cash downward adjustment of $1.6 million related to energy asset impairment charges and a non-cash downward adjustment of $2.2 million related to a goodwill impairment charge. Adjusted EBITDA increased 33% to $54.9 million. GAAP and Non-GAAP EPS were $0.64 and $0.69, respectively, with Non-GAAP EPS increasing 97%.

Balance Sheet and Cash Flow Metrics

($ in millions)	December 31, 2023
Total Corporate Debt (1)	$279.9
Corporate Debt Leverage Ratio (2)	3.3x

Total Energy Asset Debt (3)	$1,213.3
Energy Asset Book Value (4)	$1,689.4
Energy Debt Advance Rate (5)	72%

Q4 Cash Flows from Operating Activities	$(29.6)
Plus: Q4 Proceeds from Federal ESPC Projects	$47.0
Equals: Q4 Adjusted Cash from Operations	$17.5

8-quarter rolling average Cash Flows from Operating Activities	$(51.0)
Plus: 8-quarter rolling average Proceeds from Federal ESPC Projects	$49.1
Equals: 8-quarter rolling average Adjusted Cash from Operations	$(1.9)

(1) Term loans and drawn amounts on the revolving line of credit on our Sr. Secured Credit Facility
(2) Debt to EBITDA, as calculated under our Sr. Secured Credit Facility
(3) Term loans, sale-leasebacks and construction loan project financings for our Energy Assets in operations and in-construction and development
(4) Book Value of our Energy Assets in operations and in-construction and development
(5) Total Energy Asset Debt divided by Energy Asset Book Value

The Company ended the quarter with $79.3 million in cash. Our total corporate debt including our term loans and drawn amounts on our revolving line of credit continued to decline to $279.9 million, with a corporate leverage ratio as calculated under our Sr. Secured Credit Facility of 3.3x, below our 3.75x bank covenant level. Our Energy Asset Debt was $1.2 billion with an Energy Debt Advance rate of 72% on the Energy Asset Book Value. Our Adjusted Cash from Operations in Q4 was $17.5 million and $84.3 million for 2023. Given the volatility of quarterly Adjusted Cash from Operations we are also providing investors with a quarterly average over a trailing 8-quarter period in our supplemental materials, representing our average implementation cycle.

After the end of the year, we announced that we had engaged an investment bank to raise subordinated debt as required by the December 2023 amendment to our Sr. Secured Credit Facility. The debt raise, if successful, would be used to repay outstanding amounts on the Sr. Secured Credit Facility.

Project and Asset Highlights

($ in millions)	At December 31, 2023
Awarded Project Backlog (1)	$2,555
Contracted Project Backlog	$1,324
Total Project Backlog (2)	$3,879
12-month Contracted Backlog (3)	$719

O&M Revenue Backlog	$1,222
12-month O&M Backlog	$89
Energy Asset Visibility (4)	$2,300
Operating Energy Assets	508 MWe
Ameresco's Net Assets in Development (2)	669 MWe

(1) Customer contracts that have not been signed yet
(2) Project backlog and Net MWe capacity after minority interests
(3) We define our 12-month backlog as the estimated amount of revenues that we expect to recognize in the next twelve months from our fully-contracted backlog
(4) Estimated contracted revenue and incentives during PPA period plus estimated additional revenue from operating RNG assets over a 20-year period, assuming RINs at $1.50/gallon and brown gas at $3.50/MMBtu with $3.00/MMBtu for LCFS on certain projects

•Ameresco’s Assets in Development ended the quarter at 717 MWe. After subtracting Ameresco’s partners’ minority interests, Ameresco’s owned capacity of Assets in Development at quarter end was 669 MWe.
•Increased net assets in development by 63 MW in the fourth quarter driven by increased solar and BESS activity.
•Ameresco continued to grow its innovative BESS energy assets under development with the upcoming installation of a 50 MW / 200 MWh system with Silicon Valley Power.
•Ameresco, along with its partner Sunel Group, continued its international business momentum and has begun construction of 300 MW of design-build solar parks across the UK for Sonnedix, a global renewable energy producer.
•The military market continued to show significant interest in installations that provide resiliency to military installations around the world. Ameresco, along with a partner, will install a 6.25 MW solar generation plant funded by the Department of Defense’s Energy Resilience and Conservation Investment Program (ERCIP), which funds projects that improve energy resilience, contribute to mission assurance, save energy and reduce DoD’s energy costs.

Summary and Outlook

“Ameresco’s robust backlog and growing assets in development are strong indicators of how well aligned our capabilities are with market demand. Our broad and deep technical expertise has enabled us to execute on complex projects, positioning us as a leading provider of cost-effective, resilient energy solutions for public and private clients. With over $7 billion in multi-year revenue visibility from our project backlog and asset development pipeline, we have a roadmap to achieving our long-term growth targets.

Ameresco’s full year 2024 guidance is included in the table below and reflects an expected revenue and Adjusted EBITDA growth of 20% and 38%, respectively, at the midpoints. We plan to continue to take advantage of clean energy tax incentives resulting in a likely net tax benefit. The Company expects to place approximately 200 MWe of energy assets in service for all of 2024. Our expected capex for 2024 is $350 million to $400 million, the majority of which we expect to fund with project financing. For the first quarter of fiscal 2024, we expect revenues of $225 million to $275 million and adjusted EBITDA of $20 million to $30 million, with negative non-GAAP EPS. We expect the remainder of the year to follow a more normal quarterly seasonal cadence.

FY 2024 Guidance Ranges
Revenue	$1.60 billion	$1.70 billion
Gross Margin	17.5%	18.5%
Adjusted EBITDA	$210 million	$240 million
Interest Expense & Other	$60 million	$65 million
Non-GAAP EPS	$1.30	$1.50
The Company’s Adjusted EBITDA and Non-GAAP EPS guidance excludes the impact of redeemable non-controlling interest activity, one-time charges, asset impairment charges, changes in contingent consideration, restructuring activities, as well as any related tax impact.

We are working closely with Southern California Edison Company on the final steps toward substantial completion for two of the three projects. Construction activities and preparation for commissioning have begun for the third project, which was significantly impacted by the heavy rainfall in California in 2023. This last site is expected to reach substantial completion in the summer of 2024.
Conference Call/Webcast Information
The Company will host a conference call today at 4:30 p.m. ET to discuss fourth quarter 2023 financial results, business and financial outlook and other business highlights. Participants may access the earnings conference call by pre-registering here at least fifteen minutes in advance. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investors” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for one year.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, Non- GAAP EPS, Non-GAAP net income and adjusted cash from operations, which are Non-GAAP financial measures. For a description of these Non-GAAP financial measures, including the reasons management uses these measures, please see the section following the accompanying tables titled “Exhibit A: Non-GAAP Financial Measures”. For a reconciliation of these Non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the accompanying tables.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions delivered to clients throughout North America and Europe. Ameresco’s sustainability services in support of clients’ pursuit of Net-Zero include upgrades to a facility’s energy infrastructure and the development, construction, and operation of distributed energy resources. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state, and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,200 employees providing local expertise in the United States, Canada, and Europe. For more information, visit www.ameresco.com.

Contact:	Media Relations	Leila Dillon, 508.661.2264, news@ameresco.com
	Investor Relations	Eric Prouty, AdvisIRy Partners, 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline, visibility, and backlog, as well as estimated future revenues, net income, adjusted EBITDA, Non-GAAP EPS, gross margin, effective tax rate, capital investments, other financial guidance and longer term outlook, statements about our financing plans including the status of discussion related to raising subordinated debt and our ability to finalize such a debt financing, the impact the IRA, supply chain disruptions, shortage and cost of materials and labor, and other macroeconomic and geopolitical challenges; our expectations related to our agreement with SCE including the impact of delays and any requirement to pay liquidated damages, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including: demand for our energy efficiency and renewable energy solutions; the timing of, and ability to, enter into contracts for awarded projects on the terms proposed or at all; the timing of work we do on projects where we recognize revenue on a percentage of completion basis; the ability to perform under signed contracts without delay and in accordance with their terms and related liquidated and other damages we may be subject to; the fiscal health of the government and the risk of government shutdowns; our ability to complete and operate our projects on a profitable basis and as committed to our customers; our cash flows from operations and our ability to arrange financing to fund our operations and projects our customers’ ability to finance their projects and credit risk from our customers; our ability to comply with covenants in our existing debt agreements including the requirement to raise additional subordinated debt; the impact of macroeconomic challenges, weather related events and climate change on our business; our reliance on third parties for our construction and installation work; availability and cost of labor and equipment particularly given global supply chain challenges and global trade conflicts; global supply chain challenges, component shortages and inflationary pressures; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the output and performance of our energy plants and energy projects; cybersecurity incidents and breaches; regulatory and other risks inherent to constructing and operating energy assets the effects of our acquisitions and joint ventures; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; the addition of new customers or the loss of existing customers; market price of our Class A Common stock prevailing from time to time; the nature of other investment opportunities presented to our Company from time to time; risks related to our international operation and international growth strategy; and other factors discussed in our most recent Annual Report on Form 10-K. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

AMERESCO, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$79,271	$115,534
Restricted cash	62,311	20,782
Accounts receivable, net	153,362	174,009
Accounts receivable retainage	33,826	38,057
Costs and estimated earnings in excess of billings	636,163	576,363
Inventory, net	13,637	14,218
Prepaid expenses and other current assets	123,391	38,617
Income tax receivable	5,775	7,746
Project development costs, net	20,735	16,025
Total current assets	1,128,471	1,001,351
Federal ESPC receivable	609,265	509,507
Property and equipment, net	17,395	15,707
Energy assets, net	1,689,424	1,181,525
Goodwill, net	75,587	70,633
Intangible assets, net	6,808	4,693
Operating lease assets	58,586	38,224
Restricted cash, non-current portion	12,094	13,572
Deferred income tax assets, net	26,411	3,045
Other assets	89,735	38,564
Total assets	$3,713,776	$2,876,821

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portions of long-term debt and financing lease liabilities, net	322,247	331,479
Accounts payable	402,752	349,126
Accrued expenses and other current liabilities	108,831	89,166
Current portions of operating lease liabilities	13,569	5,829
Billings in excess of cost and estimated earnings	52,903	34,796
Income taxes payable	1,169	1,672
Total current liabilities	901,471	812,068
Long-term debt and financing lease liabilities, net of current portion, unamortized discount and debt issuance costs	1,170,075	568,635
Federal ESPC liabilities	533,054	478,497
Deferred income tax liabilities, net	4,479	9,181
Deferred grant income	6,974	7,590
Long-term operating lease liabilities, net of current portion	42,258	31,703
Other liabilities	82,714	49,493
Commitments and contingencies

AMERESCO, INC.
CONSOLIDATED BALANCE SHEETS - (Continued)
(In thousands, except share amounts)

	December 31,
	2023	2022
Redeemable non-controlling interests, net	$46,865	$46,623
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2023 and 2022	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 36,378,990 shares issued and 34,277,195 shares outstanding at December 31, 2023, 36,050,157 shares issued and 33,948,362 shares outstanding at December 31, 2022	3	3
Class B common stock, $0.0001 par value, 144,000,000 shares authorized, 18,000,000 shares issued and outstanding at December 31, 2023 and 2022	2	2
Additional paid-in capital	320,892	306,314
Retained earnings	595,911	533,549
Accumulated other comprehensive loss, net	(3,045)	(4,051)
Treasury stock, at cost, 2,101,795 shares at December 31, 2023 and 2022	(11,788)	(11,788)
Stockholders’ equity before non-controlling interest	901,975	824,029
Non-controlling interests	23,911	49,002
Total stockholders’ equity	925,886	873,031
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$3,713,776	$2,876,821

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)
Revenues	$441,368	$331,727	$1,374,633	$1,824,422
Cost of revenues	367,192	270,131	1,128,204	1,533,589
Gross profit	74,176	61,596	246,429	290,833
Earnings from unconsolidated entities	402	170	1,758	1,647
Selling, general and administrative expenses	36,672	39,452	162,138	159,488
Asset impairments	3,831	—	3,831	—
Operating income	34,075	22,314	82,218	132,992
Other expenses, net	16,066	7,397	43,949	27,273
Income before income taxes	18,009	14,917	38,269	105,719
Income tax (benefit) provision	(15,083)	(3,726)	(25,635)	7,170
Net income	33,092	18,643	63,904	98,549
Net loss (income) attributable to non-controlling interests and redeemable non-controlling interests	643	(708)	(1,434)	(3,623)
Net income attributable to common shareholders	$33,735	$17,935	$62,470	$94,926
Net income per share attributable to common shareholders:
Basic	$0.65	$0.34	$1.20	$1.83
Diluted	$0.64	$0.34	$1.17	$1.78
Weighted average common shares outstanding:
Basic	52,247	51,925	52,140	51,841
Diluted	53,063	53,332	53,228	53,278

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$63,904	$98,549
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation of energy assets, net	59,390	49,755
Depreciation of property and equipment	4,155	2,665
Amortization of debt discount and debt issuance costs	4,201	4,211
Amortization of intangible assets	2,366	1,858
Net increase in fair value of contingent consideration	347	1,614
Accretion of ARO liabilities	258	146
Impairment of goodwill	2,222	—
Provision (recoveries of) for bad debts	356	(382)
Impairment of long-lived assets / loss on write-off	1,710	937
In-kind lease expenses, net	(3,164)	—
Earnings from unconsolidated entities	(1,758)	(1,647)
Net gain from derivatives	(1,108)	(212)
Stock-based compensation expense	10,318	15,046
Deferred income taxes, net	(27,602)	3,918
Unrealized foreign exchange gain	(368)	(123)
Changes in operating assets and liabilities:
Accounts receivable	52,647	3,477
Accounts receivable retainage	4,337	4,716
Federal ESPC receivable	(260,378)	(259,499)
Inventory, net	581	(5,411)
Costs and estimated earnings in excess of billings	(13,211)	(272,629)
Prepaid expenses and other current assets	(41,125)	(3,182)
Project development costs	(5,486)	(685)
Other assets	(6,896)	(11,327)
Accounts payable, accrued expenses, and other current liabilities	53,238	36,155
Billings in excess of cost and estimated earnings	26,202	449
Other liabilities	3,559	(5,074)
Income taxes receivable (payable), net	1,314	(1,613)
Cash flows from operating activities	(69,991)	(338,288)
Cash flows from investing activities:
Purchases of property and equipment	(5,713)	(5,296)
Capital investment in energy assets	(538,418)	(304,596)
Capital investment in major maintenance of energy assets	(7,636)	(18,007)
Acquisitions, net of cash received	(9,182)	—
Contributions to equity and other investments	(5,429)	—
Loans to joint venture investments	(565)	(459)
Cash flows from investing activities	$(566,943)	$(328,358)

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
(In thousands)

	Year Ended December 31,
	2023	2022
Cash flows from financing activities:
Payments of debt discount and debt issuance costs	(9,315)	(3,695)
Proceeds from exercises of options and ESPP	4,455	5,963
Payment of contingent consideration	(1,866)	—
(Payments on) proceeds from senior secured revolving credit facility, net	(43,000)	137,900
Proceeds from long-term debt financings	843,498	468,476
Proceeds from Federal ESPC projects	154,338	238,360
Net proceeds from energy asset receivable financing arrangements	14,512	14,341
Investment fund call option exercise	—	(839)
Contributions from non-controlling interest	3,738	32,706
Distributions to non-controlling interest	(21,842)	—
Distributions to redeemable non-controlling interests, net	(658)	(1,128)
Payments on long-term debt and financing leases	(303,057)	(161,857)
Cash flows from financing activities	640,803	730,227
Effect of exchange rate changes on cash	(81)	(747)
Net increase in cash, cash equivalents, and restricted cash	3,788	62,834
Cash, cash equivalents, and restricted cash, beginning of year	149,888	87,054
Cash, cash equivalents, and restricted cash, end of year	$153,676	$149,888

Non-GAAP Financial Measures (Unaudited, in thousands)

	Three Months Ended December 31, 2023
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income (loss) attributable to common shareholders	$27,149	$1,333	$4,145	$1,108	$33,735
Impact from redeemable non-controlling interests	—	(299)	—	—	(299)
Less: Income tax benefit	(7,312)	(6,722)	(991)	(58)	(15,083)
Plus: Other expenses, net	4,130	11,551	110	275	16,066
Plus: Depreciation and amortization	1,202	16,304	295	733	18,534
Plus: Stock-based compensation	(1,113)	(440)	(210)	(237)	(2,000)
Plus: Asset impairment charges	2,222	1,609	—	—	3,831
Plus: Restructuring and other charges	76	21	2	56	155
Adjusted EBITDA	$26,354	$23,357	$3,351	$1,877	$54,939
Adjusted EBITDA margin	7.6%	53.3%	13.7%	7.1%	12.4%

	Three Months Ended December 31, 2022
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$7,791	$6,972	$2,040	$1,132	$17,935
Impact from redeemable non-controlling interests	90	618	—	—	708
Plus (less): Income tax provision (benefit)	538	(5,131)	573	294	(3,726)
Plus: Other expenses, net	2,402	4,563	173	259	7,397
Plus: Depreciation and amortization	710	12,568	247	323	13,848
Plus: Stock-based compensation	3,137	496	274	302	4,209
Plus: Restructuring and other charges	859	26	2	13	900
Adjusted EBITDA	$15,527	$20,112	$3,309	$2,323	$41,271
Adjusted EBITDA margin	6.3%	51.5%	15.3%	9.7%	12.4%

	Year Ended December 31, 2023
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$39,263	$12,992	$7,965	$2,250	$62,470
Impact from redeemable non-controlling interests	—	570	—	—	570
(Less) plus: Income tax (benefit) provision	(15,717)	(10,642)	345	379	(25,635)
Plus: Other expenses, net	14,257	27,701	669	1,322	43,949
Plus: Depreciation and amortization	4,103	58,455	1,218	2,135	65,911
Plus: Stock-based compensation	7,516	1,343	694	765	10,318
Plus: Asset impairment charges	2,222	1,609	—	—	3,831
Plus: Restructuring and other charges	1,223	69	17	267	1,576
Adjusted EBITDA	$52,867	$92,097	$10,908	$7,118	$162,990
Adjusted EBITDA margin	5.3%	51.5%	11.8%	7.0%	11.9%

	Year Ended December 31, 2022
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$49,646	$32,555	$8,765	$3,960	$94,926
Impact from redeemable non-controlling interests	90	3,533	—	—	3,623
Plus (less): Income tax provision (benefit)	15,853	(13,168)	2,798	1,687	7,170
Plus: Other expenses, net	10,592	15,499	528	654	27,273
Plus: Depreciation and amortization	3,029	48,589	1,160	1,500	54,278
Plus: Stock-based compensation	12,073	1,398	740	835	15,046
Plus: Restructuring and other charges	2,102	5	16	73	2,196
Adjusted EBITDA	$93,385	$88,411	$14,007	$8,709	$204,512
Adjusted EBITDA margin	6.3%	54.5%	16.5%	9.1%	11.2%

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Non-GAAP net income and EPS:
Net income attributable to common shareholders	$33,735	$17,935	$62,470	$94,926
Adjustment for accretion of tax equity financing fees	(27)	(27)	(108)	(116)
Impact from redeemable non-controlling interests	(299)	708	570	3,623
Plus: Goodwill impairment	2,222	—	2,222	—
Plus: Energy asset impairment	1,609	—	1,609	—
Plus: Contingent consideration, restructuring and other charges	155	900	1,576	2,196
Income tax effect of Non-GAAP adjustments	(649)	(645)	(1,018)	(983)
Non-GAAP net income	$36,746	$18,871	$67,321	$99,646

Diluted net income per common share	$0.64	$0.34	$1.17	$1.78
Effect of adjustments to net income	0.05	0.01	0.09	0.09
Non-GAAP EPS	$0.69	$0.35	$1.26	$1.87

Adjusted cash from operations:
Cash flows from operating activities	$(29,570)	$(55,952)	$(69,991)	$(338,288)
Plus: proceeds from Federal ESPC projects	47,035	45,031	154,338	238,360
Adjusted cash from operations	$17,465	$(10,921)	$84,347	$(99,928)

Other Financial Measures (In thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
New contracts and awards:
New contracts	$477,280	$315,250	$1,276,660	$973,050
New awards (1)	$519,600	$260,400	$2,193,225	$1,068,940

(1) Represents estimated future revenues from projects that have been awarded, though the contracts have not yet been signed.

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Year Ended December 31, 2024
	Low	High
Operating income (1)	$113 million	$141 million
Depreciation and amortization	$85 million	$86 million
Stock-based compensation	$14 million	$15 million
Restructuring and other charges	$(2) million	$(2) million
Adjusted EBITDA	$210 million	$240 million
(1) Although net income is the most directly comparable GAAP measure, this table reconciles adjusted EBITDA to operating income because we are not able to calculate forward-looking net income without unreasonable efforts due to significant uncertainties with respect to the impact of accounting for our redeemable non-controlling interests and taxes.

Exhibit A: Non-GAAP Financial Measures
We use the Non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These Non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these Non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the tables above.

We understand that, although measures similar to these Non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before income tax (benefit) provision, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, energy asset impairment, goodwill impairment, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar Non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar Non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, impact from redeemable non-controlling interests, restructuring and asset impairment charges. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.

Our management uses adjusted EBITDA and adjusted EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Non-GAAP Net Income and EPS
We define Non-GAAP net income and earnings per share (EPS) to exclude certain discrete items that management does not consider representative of our ongoing operations, including energy asset impairment, goodwill impairment, restructuring and other charges, impact from redeemable non-controlling interest, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity. We consider Non-GAAP net income and Non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.

Adjusted Cash from Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus, we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.